Exhibit 99.1

RLJ Lodging Trust Expands

Relationship with Interstate Hotels and Resorts

Bethesda, MD, December 6, 2017 — RLJ Lodging Trust (the “Company”) (NYSE: RLJ) today announced that it has expanded its relationship with Interstate Hotels and Resorts (“Interstate”) in connection with White Lodging’s sale of management contracts to Interstate.  The transaction is expected to close on or about January 31, 2018.  The terms of the original White Lodging contracts will remain in effect.

“This transaction will result in Interstate Hotels becoming our largest management company,” commented Ross H. Bierkan, President and Chief Executive Officer. “We value our long-standing relationship with White Lodging and thank them for their management of these assets. Interstate is an excellent operator and already manages 11 of our hotels. We are excited to expand our relationship with Interstate and look forward to the fresh perspective they will bring to these assets.”

Once the transaction is completed, the Company will have 73 hotel management contracts with Interstate, including 62 hotel contracts acquired from White Lodging, which represent less than 20% of the Company’s hotel EBITDA. White Lodging will continue to manage 9 of the Company’s hotels.

About Us

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused-service and compact full-service hotels. The Company’s portfolio consists of 158 hotels with approximately 31,180 rooms located in 26 states and the District of Columbia and an ownership interest in one unconsolidated hotel with 171 rooms.

Contacts:

Leslie D. Hale, Chief Operating Officer and Chief Financial Officer,

RLJ Lodging Trust — (301) 280-7774

For additional information or to receive press releases via email, please visit our website:

http://rljlodgingtrust.com